Exhibit 99.1

PRESS RELEASE

For more information, contact:
Wallace D. Ruiz, Chief Financial Officer	FOR IMMEDIATE RELEASE
SRI/Surgical Express, Inc.
(813) 891-9550

SRI SURGICAL REPORTS

THIRD QUARTER 2006 FINANCIAL RESULTS

TAMPA, FL— Monday, November 6, 2006 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced financial results for the third quarter ended September 30, 2006.

For the third quarter of 2006, SRI Surgical reported total revenue of $23.1 million, an increase of $518,000 over the third quarter of 2005. Net loss for the third quarter of 2006 was $239,000 or $0.04 per basic and diluted common share compared to net income of $4,000, or $0.00 per basic and diluted common share reported for the third quarter of 2005. Revenues for the nine months ended September 30, 2006 were $70.0 million, an increase of $982,000 compared to the same period of 2005. Net loss for the nine months ended September 30, 2006 was $1.3 million or $0.21 per diluted share compared to net income of $324,000, or $0.05 per diluted share for the same period of last year. The third quarter’s results of 2006 were adversely affected by increased expense due to an expansion of the sales force, increased production labor and product costs, the recognition of stock-based compensation and severance costs.

SRI Surgical also announced the engagement of a global management consulting firm to conduct an in-depth business assessment and develop specific plans to optimize performance and growth. The engagement, expected to cost approximately $800,000, will be recognized in the fourth quarter of this year.

SRI Surgical CEO Christopher S. Carlton stated, “We were able to narrow our loss from the prior quarter and continue to implement cost and expense reduction measures to better align spending with revenues. We also continue to strategically invest to optimize our performance and expect the consulting engagement to generate changes in our business that will help accelerate growth.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its first quarter results on Monday, November 6, beginning at 5:00 p.m. Eastern Daylight Time. To participate in the teleconference, please dial 866.277.1181 (International dial 617.597.5358) and enter the passcode 19193351. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. November 6 until midnight November 13, 2006, by dialing 888.286.8010 (International dial 617.801.6888) and using the passcode 79030375. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at 813.891.9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$23,111	$22,593	$70,034	$69,052
Cost of revenues	17,780	16,915	53,610	51,579

Gross profit	5,331	5,678	16,424	17,473

Distribution expenses	1,464	1,583	4,553	4,671
Selling and administrative expenses	4,079	3,826	12,893	11,408

Income (loss) from operations	(212)	269	(1,022)	1,394

Interest expense, net	340	263	914	856

Income (loss) before income taxes	(552)	6	(1,936)	538

Income tax expense (benefit)	(313)	2	(617)	214

Net income (loss)	$(239)	$4	$(1,319)	$324

Basic earnings (loss) per common share	$(0.04)	$0.00	$(0.21)	$0.05

Weighted average common shares outstanding, basic	6,339	6,263	6,338	6,263

Diluted earnings (loss) per common share	$(0.04)	$0.00	$(0.21)	$0.05

Weighted average common shares outstanding, diluted	6,339	6,324	6,338	6,286

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of September 30, 2006	As of December 31, 2005
	(unaudited)
Cash and cash equivalents	$509	$653
Accounts receivable, net	10,358	11,354
Inventories, net	6,708	6,598
Prepaid expenses and other assets, net	2,355	1,671
Reusable surgical products, net	21,631	22,416
Property, plant and equipment, net	32,607	33,740

Total assets	$74,168	$76,432

Notes payable to bank	$2,500	$3,229
Accounts payable	5,868	5,550
Accrued expenses	4,264	4,152
Mortgage payable	4,584	4,769
Bonds payable	7,885	8,380
Deferred tax liability, net	1,809	2,269

Total liabilities	26,910	28,349

Shareholders’ equity	47,258	48,083

Total liabilities and shareholders’ equity	$74,168	$76,432